CanArgo Energy Corporation

FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA

Samgori Contract Becomes Effective

19th April 2004 – Tbilisi, Georgia – CanArgo Energy Corporation (OSE: CNR, OTCBB: GUSH.OB) today announced that it had completed its acquisition of a 50% interest in the Block XIB (Samgori) Production Sharing Contract (“PSC”) in Georgia. All conditions pursuant to CanArgo obtaining a 50% share of the Contractor’s interest in the PSC and a 50% controlling interest in the licence holder for Block XIB have now been satisfied and CanArgo’s participation in the PSC has now become effective.

CanArgo can now move ahead with its planned horizontal development programme on the Samgori, Patardzeuli and South Dome Fields (collectively the “Samgori Field”) utilising under balanced coiled tubing drilling (“UBCTD”). This operation will be implemented in conjunction with the planned UBCTD programme on its Ninotsminda Field. The first of ten new UBCTD wellbores on the Samgori Field is expected to be drilled towards the end of the third quarter of this year. Additional cost effective rehabilitation work on existing Samgori wells is also planned. The completion of the above acquisition will now allow CanArgo to receive its share of the 700 barrels of oil per day currently being produced from the Samgori Field. CanArgo will also take a 50% controlling interest in the field operating company.

The Samgori Field was discovered in 1974 and produces from the same Middle Eocene sequence as the Ninotsminda Field. Recent studies by Georgian Oil (which have not been independently assessed), based on new seismic data acquired in 2001, indicate that up to 55 million barrels of oil could be recovered from the Samgori Field utilising horizontal drilling techniques. In addition, Block XIB, which covers an area of approximately 634 km2 (169,514 acres) contains several identified prospects and discoveries in other horizons, notably the Upper Eocene, Lower Eocene and Cretaceous. Independent evaluations carried out previously indicate significant potential, not only in the Samgori Field itself, but also in other discoveries and prospects in the large block. These include the Krtsanisi Middle Eocene oil discovery, the Rustavi gas/condensate discovery and the West Teleti and Varketili Lower Eocene/Palaeocene gas discoveries. As this acreage lies adjacent to existing CanArgo licence areas, the potential of this Block will be evaluated together with CanArgo’s existing discoveries and prospects, through an integrated seismic acquisition and appraisal and exploration drilling programme.

Dr. David Robson Chief Executive Officer of CanArgo commented, “The Samgori Field and Block XIB provides a very significant opportunity for CanArgo both for short-term oil development, and for exploration upside. This Block is situated at the centre of CanArgo’s existing Kura Basin acreage. We believe it will not only provide significant oil production, but could also hold the key to a better understanding of the hydrocarbon potential of the whole area which in turn could unlock further exploration discoveries such as our recent Manavi oil discovery. We are already involved in exploration drilling adjacent to the Samgori Field with our Norio exploration well MK72 which is currently drilling ahead, albeit slowly. Integration of the Ninotsminda and Samgori field development programmes utilising UBCTD makes very good sense, and will lead to a reduce cost per well. Further synergy can be realised through the integration of our existing operating team and equipment with our newly acquired Samgori operating company. In order to exploit this opportunity, and carry out both this programme in a timely and efficient manner, together with our planned appraisal of the recent Manavi oil discovery, the Company will require additional funding. We would expect to seek such funding through a suitable equity issue within the next few months. “

CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in the Republic of Georgia and the Caspian area. Further information on the Company is available at www.canargo.com and at http://www.sec.gov.

The matters discussed in this press release include forward looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward looking statements. Such risks, uncertainties and other factors include the uncertainties inherent in oil and gas development and production activities, the effect of actions by third parties including government officials, fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company cannot give assurance that the results will be attained.

CanArgo Energy Corporation,
Julian Hammond

Tel:	+44 1481 729 980
Fax	+44 1481 729 982
Mobile:	+44 7740 576 139
e-mail:	info@canargo.com